RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.

Change in Independent Registered Public Accounting Firm

Cohen & Company, Ltd. (“Cohen”) was replaced as the independent registered public accounting firm to the RiverNorth/DoubleLine Strategic Opportunity Fund, Inc. (1940 Act SEC File No. 811-23166), (the “Fund”) effective May 16, 2023. The Fund’s Audit Committee participated in, and approved, the decision to change auditors.

Cohen’s reports on the Fund’s financial statements for the fiscal years ended June 30, 2022 and June 30, 2021 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund’s fiscal years ended June 30, 2022 and June 30, 2021 and through May 16, 2023, (i) there were no disagreements with Cohen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Fund’s financial statements for such years, and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On May 16, 2023, the Fund by action of its Board of Directors upon the recommendation of the Fund’s Audit Committee engaged KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit the Fund’s financial statements for the fiscal year ended June 30, 2023. During the Fund’s fiscal years ended June 30, 2022 and June 30, 2021 and through May 16, 2023, neither the Fund, nor anyone on its behalf has consulted with KPMG on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Registrant has requested Cohen to furnish it with a letter addressed to the Securities and Exchange Commission stating whether Cohen agrees with the statements contained above. A copy of the letter from Cohen, dated September 7, 2023 to the Securities and Exchange Commission is filed as an exhibit hereto.

September 7, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.

File no. 811-23166

Dear Sir or Madam:

We have read Item 13(a)(4) of Form N-CSR of RiverNorth/DoubleLine Strategic Opportunity Fund, Inc., dated September 7, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board